Exhibit 10.23

KAMLOOPS AGENCY AGREEMENT

THIS KAMLOOPS AGENCY AGREEMENT (“Agreement”) made as of March 5, 2007, between DOMTAR PULP AND PAPER PRODUCTS INC., a Canadian corporation (“Domtar”), and WEYERHAEUSER COMPANY, a Washington corporation (“Weyerhaeuser”).

WHEREAS, Domtar manufactures wood pulp at its facilities in Kamloops, British Columbia, (“Kamloops Pulp”) of various grades and/or with fiber or performance characteristics (described more particularly in Exhibit C) not presently manufactured by Weyerhaeuser, and

WHEREAS, Domtar desires to sell Kamloops Pulp to customers through a sales agent; and

WHEREAS, Domtar desires to appoint Weyerhaeuser, and Weyerhaeuser desires to accept such appointment, as a sales agent for Kamloops Pulp, on the terms described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Weyerhaeuser and Domtar agree as follows:

1.	Appointment of Agent.

Domtar, as principal, hereby appoints Weyerhaeuser, and Weyerhaeuser accepts such appointment, as the exclusive sales agent for the geographic areas described in Exhibit A (“Exclusive Territory”) and as a non-exclusive sales agent for all other geographic areas outside Canada, the United States and Mexico (“Non-Exclusive Territory”), for all grades of Kamloops Pulp.

2.	Term.

The initial term of the appointment as exclusive sales agent (“Initial Term”), shall begin on June 3, 2007 or earlier termination of that certain Kamloops Agreement for the Purchase and Sale of Pulp between Domtar and Weyerhaeuser of even date herewith, and shall expire on December 31, 2007, unless earlier terminated by either party on not less than ninety (90) days written notice prior to the end of the Initial Term. Not later than July 1, 2007, Weyerhaeuser and Domtar shall begin discussions for a renewal of this Agreement, but unless Weyerhaeuser and Domtar shall have agreed in writing on a renewal hereof by October 1, 2007, this Agreement shall expire at the end of the Initial Term.

3.	Commission.

As full compensation for all services performed by Weyerhaeuser hereunder, Domtar will pay Weyerhaeuser as sales agent a commission as specified on Exhibit B attached hereto. Commissions will be paid within 30 days after Domtar receives payment for the sale of the Kamloops Pulp. If this Agreement is terminated, Domtar will pay commissions on orders solicited by Weyerhaeuser and accepted by Domtar prior to the date of termination. Weyerhaeuser will bear all expenses incurred by it in performing services under this Agreement.

4.	Purchase Orders.

All purchase orders for Kamloops Pulp shall conform to the prices and other terms specified by Domtar. Weyerhaeuser will represent to third parties that any purchase orders it solicits for

Kamloops Pulp are subject to Domtar’s acceptance, which Domtar shall not unreasonably withhold, and are subject to Domtar’s standard terms and conditions of sale. Domtar agrees to make available to Agent during the term those quantities listed on Exhibit C.

5.	Business Conduct.

Domtar and Weyerhaeuser each agrees to comply with all applicable laws, ordinances and governmental rules and regulations, and Domtar and Weyerhaeuser each represent that no foreign government official has an interest in this Agreement. Domtar agrees that through itself or other agents, contractors or representatives, it shall not deal with other sales agents or with customers or potential customers of Kamloops Pulp in the Exclusive Territory during the term of this Agreement. Weyerhaeuser agrees that it will not sell pulp in the Exclusive Territory on behalf of any parties other than Domtar, for those grades of Kamloops Pulp specified in Exhibits C attached hereto (“Exclusive Pulp Grades”). Nothing herein shall prohibit, during the term of this Agreement: (i) Domtar from dealing with other sales agents or with customers or potential customers of Kamloops Pulp in the Non-Exclusive Territory; (ii) Weyerhaeuser from selling, on behalf of itself, or any parties other than Domtar, pulp other than the Exclusive Pulp Grades within the Exclusive Territory; (iii) Weyerhaeuser from selling, on behalf of itself, or any other parties, any grade of pulp in the Non-Exclusive Territory. Domtar and Weyerhaeuser agree to cooperate in the implementation of ordering, accounting and other processes relating to the agency relationship, including, without limitation, those processes described in Exhibits D and E.

6.	General.

a. Force Majeure/Suspension of Performance. The duties of either party hereunder shall be excused to the extent and for the period of time necessitated by the occurrence of any fire, flood, earthquake, other natural disaster, labour dispute, market curtailment, war, direct act or intervention of any government or subdivision thereof, or other event of force majeure beyond the control of any party. The affected party invoking this provision shall promptly notify the other party in writing of the nature and estimated duration of the suspension period, and shall exercise all reasonable diligence in curing such condition, except in cases where such suspension is of a permanent nature and such condition is not curable as a result. The party unable to obtain performance by reason of force majeure shall be free to deal with third parties, provided it acts in a manner not inconsistent with its obligations under this Agreement. In the event of any cause or circumstance excusing Domtar, Domtar shall have the right to utilize its available production and/or supply of pulp to satisfy its own requirements, including those of its subsidiaries and affiliates, in full, and to allocate any remaining production and/or supply of pulp among its contract customers, in a fair and reasonable manner.

b. Relationship of Parties. Weyerhaeuser is and shall be an independent contractor and nothing on this Agreement shall create a joint venture, franchise, partnership or employer-employee relationship between Domtar and Weyerhaeuser. Domtar is not required to withhold or pay income taxes, or other contributions, those being the responsibility of Weyerhaeuser as an independent contractor.

c. Confidentiality. Domtar and Weyerhaeuser agree that it is necessary to disclose to one another certain confidential and proprietary information marked “Confidential” (“Confidential Information”). The parties agree that such Confidential Information shall not, for a period of two (2) years from the date of disclosure, be discussed with or disclosed to any third party except: (i) with the express prior written consent of the other party hereto; (ii) as may be required or appropriate in response to any summons, subpoena or discovery order or to comply with any applicable law, order, regulation or ruling, provided that (a) the disclosing party seeks, under applicable law, confidential treatment for such information by the governmental or regulatory authority or such other recipient, and (b) prior to such disclosure, the other party is given prompt written notice of the disclosure requirement so that it may take whatever action it deems appropriate, including intervention in any proceeding and the seeking of an injunction to prohibit such disclosure; (iii) is subsequently disclosed to the receiving party on a non-confidential basis by a third party without violating any obligation of confidentiality relating to the information disclosed; or (iv) to legal counsel and other consultants assisting such party.

d. Termination. If either party fails to comply in any material respect with all of the covenants, agreements or conditions of this Agreement and such failure continues for thirty (30) days (ten (10) days for payment obligations) after written notice from the non-breaching party, then the non-breaching party may, at its sole discretion and in addition to any other rights or remedies available to the non-breaching party under this Agreement or at law or in equity, elect to terminate this Agreement by providing the other party with an additional ten (10) days notice.

e. Waiver. No waiver of any right or obligation of either party hereto under this Agreement shall be effective unless in writing, specifying such waiver, executed by the party against which such waiver is being enforced, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any right, power or privilege by such party.

f. Successors and Assigns; Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

g. Governing Law; Venue; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, and the parties expressly agree that the Convention on the International Sale of Goods shall not apply. Any issue, dispute or controversy arising pursuant to this Agreement (a “Dispute”) shall be settled in the following manner. Upon written request of either party, the representatives of Domtar and of Weyerhaeuser shall promptly confer and exert their commercially reasonable efforts without the necessity of any formal proceeding related thereto to reach a reasonable and equitable resolution of such Dispute. If such representatives are unable to resolve such Dispute within ten (10) business days, the Dispute shall be referred to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until both parties’ responsible senior management have had at least five (5) business days to resolve the Dispute following its referral to them. If the Dispute cannot be resolved by senior management, then the parties may proceed with binding arbitration. The Dispute shall be settled by a single arbitrator in the city of Toronto, Ontario, in accordance with the International Arbitration Rules of ADR Chambers International (or successor) then in effect. The procedures for arbitration shall be governed by the Arbitration Act (Ontario) as amended or supplemented from time to time. The single arbitrator shall have expertise in the area of the pulp and forestry industry. The arbitrator may award costs to the substantially prevailing party. The arbitrator’s decision shall be final and binding upon the parties.

h. Headings. The headings and subheadings used in this Agreement are for the convenience of reference only and shall not be considered in construing this Agreement.

i. Counterpart Execution. This Agreement may be executed in counterparts with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one agreement.

j. Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no understandings, agreements, representations or warranties, expressed or implied, not specified or referenced herein regarding this Agreement or the subject matter thereof. This Agreement may not be modified or amended except by writing setting forth such modifications or amendment signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Kamloops Agency Agreement to be executed by their duly authorized representatives.

WEYERHAEUSER COMPANY		DOMTAR PULP AND PAPER PRODUCTS INC.

By:	/S/ SANDY MCDADE	By:	/S/ PATRICK M. LANE

Name:	Sandy McDade	Name:	Patrick M. Lane

Title:	Senior Vice President	Title:	Vice President

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